Exhibit 99.2

CHARLES RIVER ASSOCIATES (CRA)

SECOND QUARTER FISCAL YEAR 2010

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

June 10, 2010

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its second quarter fiscal 2010 earnings press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, June 10, 2010 at 9:00 am ET.  These prepared remarks will not be read on the call.

Revenue

In today’s press release, we reported Q2 GAAP revenue of $68.1 million compared with $72.0 million for Q2 of fiscal 2009 and $58.8 million in Q1 of fiscal 2010.  Our GAAP revenue in Q2 of fiscal 2010 included $1.8 million from NeuCo compared with $2.6 million in Q2 last year and $1.1 million in Q1 of fiscal 2010.  Excluding this revenue from all periods, non-GAAP revenue was $66.3 million during the second quarter of fiscal 2010, a 4.4% decrease from $69.3 million in Q2 of fiscal 2009, and a 14.8% increase over Q1 of fiscal 2010 revenue of $57.8 million.

As a result of our sequential increase in revenues and restructuring activities, Q2 utilization was 65%, compared with 71% in Q2 of last year and 60% in Q1 of 2010.

Gross Margin

Gross margin during the second quarter of fiscal 2010 on a GAAP basis was 26.5%, compared with 33.6% for Q2 of fiscal 2009 and 31.3% last quarter.  Non-GAAP gross margin, which excludes NeuCo and restructuring charges, for the second quarter of fiscal 2010 was 30.8%, compared with 35.2% in Q2 last year and 30.6% in Q1 of fiscal 2010. The year-over-year GAAP and non-GAAP declines were principally the result of lower revenue in the quarter.  Non-GAAP gross margin percentage increased slightly on a sequential basis.  This resulted from higher revenue in the quarter offset by various employee compensation items including an unanticipated level of health claims under our self-insured plan.

SG&A Expenses

Second-quarter SG&A expenses on a GAAP basis were $17.5 million, or 25.7% of revenue compared with $18.5 million, or 25.7% of revenue a year ago and $15.8 million, or 26.8% of revenue last quarter.  On a non-GAAP basis, SG&A expenses for the second quarter were $14.7 million, or 22.2% of revenue, compared with $16.3 million, or 23.4% of revenue a year ago and $14.6 million, or 25.3% of revenue last quarter.

On a year-over-year basis, we were able to lower our non-GAAP SG&A on an absolute dollar basis by $1.5 million, or 9.4%, for the second quarter compared to the same period in 2009 primarily through expense reduction efforts.  On a sequential basis, we maintained flat SG&A with Q1 while adding $8.5 million in revenue. This is an indication of the leverage effect we have created in our business model.  We will continue to manage SG&A costs closely going forward.

Share-Based Compensation Expense

Share-based compensation expense was approximately $1.5 million for the second quarter, compared with $1.5 million for Q2 of fiscal 2009 and $1.7 million for Q1 of fiscal 2010.

Operating Income

On a GAAP basis, the operating loss for the second quarter of fiscal 2010 was $0.9 million, compared with operating income of $3.9 million, or 5.4% of revenue, in Q2 last year and operating income of $1.3 million, or 2.3% of revenue last quarter.  The GAAP operating loss for Q2 of fiscal 2010 includes $5.0 million in restructuring expenses and $0.2 million for NeuCo’s operating loss. GAAP operating income for Q2 of fiscal 2009 included $2.4 million in restructuring expenses and $0.1 million for NeuCo’s operating loss.  Non-GAAP operating income for Q2 of fiscal 2010 was $4.3 million, or 6.5% of revenue, compared with $6.5 million, or 9.4% of revenue in the second quarter last year and $1.8 million, or 3.2% of revenue for Q1 of fiscal 2010.

On a non-GAAP basis, the decrease in operating margin in the current quarter versus Q2 of fiscal 2009 is due to a decrease in revenue, attributable to a decrease in market demand and an increase in cost of services, primarily related to higher employee compensation costs in the current quarter.  These increases were offset by decreased SG&A expenses, which is primarily due to expense reduction efforts.

On a sequential, non-GAAP basis, operating margin increased from Q1 of fiscal 2010 to Q2 fiscal 2010 due to higher revenue related to increased market demand in the current quarter, offset by an increase in cost of services related primarily to employee compensation items.

New Accounting Standard for Convertible Bonds

In Q1 of fiscal 2010, we adopted FASB Accounting Standards Codification Topic 470-20, which was formerly referred to as FASB Staff Position APB 14-1. This new accounting standard applies to the convertible bonds that we issued several years ago.  It is having the net effect of increasing our non-cash interest expense.  As we mentioned on our prior conference call, we are anticipating an incremental non-cash interest expense in fiscal 2010 of $1.2 million. The incremental non-cash interest expense for Q2 was $292,000, compared with $343,000 a year ago and $317,000 last quarter.

Interest and Other Income (Expense), net

In Q2 of fiscal 2010, interest and other expense was $1.2 million on a GAAP basis, compared with $941,000 a year ago and $805,000 last quarter.  The second quarters of fiscal 2010 and fiscal 2009 include non-cash, pre-tax losses of $425,000 and $29,000, respectively, related to the repurchase of convertible bonds in those quarters.  Although we repurchased our debt at a discount during these quarters, we incurred losses on the repurchases.  This is due to the adoption of FASB Accounting Standards Codification Topic 470-20, which required us to discount our debt for the equity conversion feature of the debt instrument.  When we redeemed $15.0 million in 2010 and $7.0 million in 2009, we wrote off the discount attributable to these repurchased amounts as a loss in the respective quarter.

On a non-GAAP basis, excluding the $425,000 and $29,000, respectively, interest and other expense for the second quarter was $761,000, compared with $876,000 in Q2 last year and $775,000 in Q1 of fiscal 2010.  On a GAAP basis, all periods were affected by NeuCo.  Q2 of fiscal 2010 compared to the same quarter in fiscal 2009 reflected lower interest expense due to the redemption of convertible bonds.

Income Taxes

The following table outlines our income tax benefit (provision) recorded and the resulting effective tax rates (in $000):

	GAAP			NON-GAAP
	Q2		Q1	Q2		Q1
	2010	2009	2010	2010	2009	2010
Benefit (Provision)	$577	$(1,794)	$(436)	$(1,510)	$(2,650)	$(605)
Effective Tax Rate	26.8%	60.2%	81.5%	42.7%	47.1%	57.6%

Our quarterly effective tax rate has improved compared to the prior year and sequentially.  This is primarily driven by improved performance in our European and Middle East operations.  International revenues were 28% for Q2 of fiscal 2010 compared to 24% for Q2 of fiscal 2009 and 26% for Q1 of fiscal 2010.

Net Income

Q2 of fiscal 2010 GAAP net loss was $1.5 million, or $0.14 per share, compared with net income of $1.2 million, or $0.11 per diluted share a year ago and net income of $266,000, or $0.02 per diluted share, last quarter.  GAAP net income this quarter included $5.0 million in pre-tax expenses principally associated with an employee workforce reduction, closing the Houston office and restructuring selected practices, as well as adjustments from a pre-tax loss of $425,000 resulting from the repurchase of convertible bonds and a $73,000 net loss associated with NeuCo.  GAAP net income for Q2 of fiscal 2009 included pre-tax expenses of $2.4 million principally associated with an employee workforce reduction, as well as adjustments from a pre-tax loss of $29,000 resulting from the repurchase of convertible bonds and a $67,000 net loss associated with NeuCo.  GAAP net income in Q1 of fiscal 2010 included a $180,000 loss associated with NeuCo.  Excluding these items from all periods, non-GAAP net income for Q2 of fiscal 2010 was $2.0 million, or $0.19 per diluted share, compared with $3.0 million, or $0.28 per diluted share, in Q2 of fiscal 2009 and $446,000, or $0.04 per diluted share, in Q1 of fiscal 2010.

Key Balance Sheet Metrics

Turning to the balance sheet, billed and unbilled receivables in Q2 of fiscal 2010 were $78.0 million, compared with $76.3 million at the end of Q1 and $88.2 million at the end of fiscal 2009.   Current liabilities at the end of Q2 were $50.1 million, compared with $72.4 million at the end of Q1 and $79.1 million at the end of fiscal 2009.  The decrease in liabilities reflects the payment of the majority of previously accrued fiscal 2009 performance bonuses for our staff.

We were pleased with our DSO performance in Q2.  Total DSOs in Q2 were 94 days consisting of 59 days of billed and 35 days of unbilled.  This compares with DSOs in Q1 of 103 days consisting of 64 days of billed and 39 days of unbilled, and 97 days we reported in Q4 of fiscal 2009, which included 65 days of billed and 32 days of unbilled.  Our goal is to keep our DSOs below 100 days.

Cash and Cash Flow

Cash and equivalents and short-term investments stood at $80.0 million at the end of Q2 of fiscal 2010, compared with $113.3 million at the end of last quarter and $106.5 million at the end of fiscal 2009.  The difference primarily reflects the payment of the fiscal 2009 bonuses in Q2 of fiscal 2010 and $15 million related to the repurchase of our convertible bonds. Net cash flow used in operating activities in Q2 was $17.9 million, compared with $45.9 million a year ago.  Our capital expenditures totaled approximately $466,000 for Q2 of fiscal 2010, compared with approximately $564,000 a year ago and $620,000 for Q1 of fiscal 2010.

This concludes the prepared CFO remarks.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided in these remarks non-GAAP financial information.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating its results of operations.  The Company believes that presenting its financial results excluding restructuring costs, non-cash expenses related to the repurchase of its convertible bonds, and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for Q2 of fiscal 2010, the Company has excluded certain restructuring costs, expenses related to the repurchase of its convertible bonds and NeuCo’s results.  For Q1 of 2010, the Company has excluded NeuCo’s results.  For Q2 of fiscal 2009, the Company has excluded certain restructuring costs, expenses related to the repurchase of its convertible bonds and NeuCo’s results.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.